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                          VARIABLE ANNUITY AMENDMENT

    Made a part of the Contract to which it is attached ("this Contract").


     For purposes of this Amendment, Earnings shall be defined as the excess of the Contract Value over Purchase Payments which have not yet been withdrawn from this Contract.

     The following shall replace the first paragraph of Section 2.09, WITHDRAWAL
     OPTION:

          The Owner may withdraw a part of the surrender value of this Contract, subject to the Contingent Deferred Sales Charge (CDSC) outlined under Surrender Option (see Section 2.10). However, the Owner may withdraw up to the Free Amount during a Contract Year, in up to twelve withdrawals, without incurring a CDSC. The Free Amount is equal to the greater of:

               a. 10% of the Contract Value, where the percentages are based upon the Contract Value at the time of the current withdrawal, to the extent that the sum of the percentages of the Contract Value withdrawn does not exceed the 10% maximum; or

               b. 10% of the total Purchase Payments, where the percentages are based upon the total Purchase Payments to the Contract at the time of the current withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed the 10% maximum.

          This 10% withdrawal exemption from the CDSC does not apply to a surrender of this Contract.

          For purposes of calculating the CDSC on withdrawals, LNL assumes that:

               a. The Free Amount will be withdrawn from Purchase Payments on a "first in-first out (FIFO)" basis.

               b. Any amount withdrawn above the Free Amount during a Contract Year will be withdrawn in the following order:

                    1. from Purchase Payments (on a FIFO basis) to which a CDSC no longer applies until exhausted; then

                    2.   from Earnings until exhausted; then

                    3. from Purchase Payments (on a FIFO basis) to which a CDSC still applies.

          A withdrawal will be effective an the Valuation Date on which LNL receives a written request for withdrawal at its Home Office.

     The last paragraph of Section 2.11, CONTINGENT DEFERRED SALES CHARGES, shall be deleted.

     The following shall replace the fifth paragraph of Section 2.12, DEATH BENEFITS, Before the Annuity Commencement Date, Entitlement, as amended by Form 29870 0699:

          If the Owner is a corporation or other non-individual (non natural person), the Death Benefit is payable only with respect to the death of the Annuitant or Joint Annuitant. In such cases, if there is a single Annuitant, then upon the death of the Annuitant, LNL will pay a Death Benefit to the designated Beneficiary. If there are Joint Annuitants, upon the death of the first Joint Annuitant to die, LNL will pay a Death Benefit to the Owner. If the Contract is continued in force until the death of the second Joint Annuitant to die, then upon that second death LNL will pay a Death Benefit to the designated Beneficiary.

     The following shall be added after the third paragraph of Section 2.12, DEATH BENEFITS, Before the Annuity Commencement Date, Determination of Amounts, as amended by Form 29870 0699:

          If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if the Owner continues the Contract, the Death Benefit payable on the death of that Joint Annuitant is equal to the excess of "b." over "a.". If "a." is greater than "b." then no EGMDB is payable upon the death of that Joint Annuitant. This EGMDB will be credited into the Contract and will only apply one time for each Contract.
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The following shall be added after the fifth paragraph of Section 2.12, DEATH
BENEFITS, Before the Annuity Commencement Date, Determination of Amounts, as amended by Form 29870 0699:

     If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if the Owner continues the Contract, the Guarantee of Principal payable on the death of that Joint Annuitant is equal to the excess of "b." over "a.". If "a." is greater than "b." then no Death Benefit is payable upon the death of that Joint Annuitant. This Guarantee of Principal will be credited into the Contract and will only apply one time for each Contract.

The following shall replace the last paragraph of section 2.13, WAIVER OF CONTINGENT DEFERRED SALES CHARGES, as amended by Form 29870 0699:

     If the Owner is a corporation or other non-individual (non-natural person), the Annuitant or Joint Annuitant will be considered the Owner or Joint Owner of the Contract for purposes of this section 2.13.

The following shall replace the language through part (1) of the first paragraph of Section 2.13, WAIVER OF CONTINGENT DEFERRED SALES CHARGES, as amended by Form 29870 0699:

     A surrender of this Contract or withdrawal of Contract Value prior to the Annuity Commencement Date may be subject to a Contingent Deferred Sales Charge as described in Sections 2.09 and 2.10, except that such charges do not apply to: (1) the Free Amount (as defined in Section 2.09);

The following shall be added after the fourth paragraph of Section 4.01, DESIGNATION, as amended by Form 29870 0699:

     if the Owner is a corporation or other non-individual (non-natural person), if the Annuitant dies and a Death Benefit is paid, the Owner will be treated as primary Beneficiary(s). Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

     Unless otherwise stated in the Beneficiary designation, if there is more than one Beneficiary they are presumed to share equally.

The following shall replace the third paragraph of Section 5.02, OWNERSHIP:

     if the Owner is a corporation or other non-individual (non-natural person), the Owner may name an Annuitant or Joint Annuitants. The Annuitant or Joint Annuitants will be considered the Owner or Joint Owners for purposes of waiver of CDSC (see section 2.13, as amended by Form 29870 0699). For such Contracts, the Annuitant or Joint Annuitants may not be changed. The Owner may also name a Contingent Annuitant by notifying LNL in writing. The Contingent Annuitant designation is no longer applicable after the Annuity Commencement Date.

The following shall replace Section 5.11, MAXIMUM ISSUE AGE in its entirely.

     The Annuitant or Joint Annuitants must be under the age of 90 when this Contract is issued.



                  The Lincoln National Life Insurance Company

                             /s/ Kathleen Peterson

                    Kathleen Peterson, Second Vice President